UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0504461
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

3006 Highland Drive, Suite 206
Salt Lake City, Utah	84106
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered
9.25% Series B Cumulative Convertible Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-182288

Securities to be registered pursuant to Section 12(g) of the Act:  None

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

This registration statement relates to the registration under the Securities Exchange Act of 1934, as amended, of shares of 9.25% Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), of FX Energy, Inc., a Nevada corporation (the “Registrant”).  The description of the Series B Preferred Stock to be registered hereunder is set forth under the caption “Description of Series B Preferred Stock” in the Registrant’s Prospectus Supplement with respect to the Series B Preferred Stock (the “Prospectus Supplement”) filed July 11, 2014, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the Registrant’s Registration Statement on Form S-3 (File No. 333-182288), which became effective as of August 1, 2012.  The Prospectus Supplement, including the description of the Series B Preferred Stock therein, shall be deemed to be incorporated herein by reference.

ITEM 2.  EXHIBITS

Exhibit Number*	Title of Document	Location

Item 3	Articles of Incorporation and Bylaws
3.01	Restated and Amended Articles of Incorporation	Incorporated by reference from the quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed November 7, 2000.

3.03	Articles of Amendment to the Restated Articles of Incorporation of FX Energy, Inc.	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2005, filed March 14, 2006.

3.04	Amendment to Articles of Incorporation Revising and Restating Designation of Rights, Privileges, and Preferences of Series A Preferred Stock	Incorporated by reference from the quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed August 8, 2007.

3.05	Bylaws of FX Energy, Inc., as amended March 12, 2014	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2013, filed March 13, 2014.

3.06	Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock	Incorporated by reference from the current report on Form 8-K filed July 11, 2014.

Item 4	Instruments Defining the Rights of Security Holders
4.01	Specimen Stock Certificate	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2006, filed March 13, 2007.

4.04	Rights Agreement dated as of April 4, 2007, between FX Energy, Inc. and Fidelity Transfer Company	Incorporated by reference from the quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed August 8, 2007.

Exhibit Number*	Title of Document	Location
4.05	Amendment to Rights Agreement dated as of March 7, 2011	Incorporated by reference from the annual report on Form 10-K for the year ended December 31, 2010, filed March 7, 2011.

*                 All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FX ENERGY, INC.
(Registrant)

Date: July 11, 2014	By:	/s/ David N. Pierce
David N. Pierce, President, Chief Executive Officer

EXHIBIT INDEX

3.01	Restated and Amended Articles of Incorporation

3.03	Articles of Amendment to the Restated Articles of Incorporation of FX Energy, Inc.

3.04	Amendment to Articles of Incorporation Revising and Restating Designation of Rights, Privileges, and Preferences of Series A Preferred Stock

3.05	Bylaws of FX Energy, Inc., as amended March 12, 2014

3.06	Amendment to the Articles of Incorporation Designating Rights, Privileges, and Preferences of 9.25% Series B Cumulative Convertible Preferred Stock

4.01	Specimen Stock Certificate

4.04	Rights Agreement dated as of April 4, 2007, between FX Energy, Inc. and Fidelity Transfer Company

4.05	Amendment to Rights Agreement dated as of March 7, 2011